Exhibit 10.1

October 1, 2025

CONFIDENTIAL

Via Electronic Mail

Thomas Kelly

Dear Thomas,

Re: Offer of Employment

We are pleased to offer you a position with Xenon Pharmaceuticals USA Inc. (the “Company”), a wholly-owned subsidiary of Xenon Pharmaceuticals Inc. (the “Parent” and, together with the Company, “Xenon”), as Chief Financial Officer, commencing on or about October 15, 2025. Subject to Sections L through P below, the Company agrees to employ you, and you agree to serve the Company, on an “at-will” basis, which means that either the Company or you may terminate your employment with the Company at any time and for any or no reason, in accordance with the terms of this agreement (the “Agreement”).

A.
Base Salary. If you decide to join us, and subject to Section T below, you will earn a base salary at a rate of $540,000 USD per year, less statutory and other applicable deductions as required, for all work and services you perform for the Company (the “Base Salary”). The Base Salary is payable semi-monthly in arrears in accordance with the Company’s applicable payroll policies.

B.
Annual Discretionary Bonus. In addition to your Base Salary, you are eligible to earn an annual discretionary bonus, less statutory and other applicable deductions as required, of up to forty-five percent (45%) of your annual base salary earnings in the applicable calendar year of service (the “Target Bonus Amount”). The payment and amount of the annual bonus is within the sole discretion of the Board of Directors of the Company (the “Board”), based on the determination of the Compensation Committee of the Board of Directors of Parent (the “Compensation Committee”), and will be evaluated in the first quarter of each year in relation to the achievement of corporate objectives for the previous year and subject to the terms and conditions of Appendix A hereto. Such objectives will be established annually by the Compensation Committee in its sole discretion. Bonuses are not earned until paid and are contingent upon your continued employment with the Company through the date the bonus is paid. No “pro-rated” or partial bonus will be provided unless provided for in Sections L through P below or as otherwise approved by the Board, based on the determination of the Compensation Committee, in its sole discretion.

C.
Annual Review. Your compensation package is subject to periodic annual review beginning January 2026, at the sole discretion of the Company, in accordance with its policies. Any adjustment to the same is at the sole discretion of the Company provided that the Base Salary will not be reduced without your consent and subject to Sections L and M of this Agreement.

D.
Expense Reimbursement. In accordance with its expense policy, as amended from time to time, the Company will reimburse any authorized expenses actually and reasonably incurred in the course of performing your employment duties. The Company will also provide to you, for the duration of your employment, any necessary work tools and equipment, such as a laptop computer and mobile phone. Subject to advance approval by the Company, you will also be reimbursed for out-of-pocket expenses incurred for attending courses or workshops related to your employment duties.

E.
Reporting Structure/Responsibilities. You will report to the CEO of Parent. You agree that the Company may at any time and in its sole discretion change the reporting structure, including the person and position to whom you report, and the people and positions who report to you. You will perform the responsibilities and duties of your position, as described in Schedule A, and, subject to Sections L and M of this Agreement, such other responsibilities and duties as may be reasonably requested by the Parent and/or the Company from time to time. You will at all times: (i) conform to the reasonable and lawful directions of the Parent, the Company and the Board; (ii) adhere to all applicable Company and Parent policies; (iii) give the Company and Parent the full benefit of your knowledge, expertise, skill and ingenuity; (iv) well and faithfully serve the Company and Parent; (v) devote your full time and best efforts to furthering the interests of the Company and Parent; and (vi) exercise the degree of care, diligence and skill that a prudent executive would exercise in comparable circumstances.

You will not during your employment with the Company be employed by, or provide products or services of any nature whatsoever to, any other person, company, organization or other entity without prior written permission from the Company, provided that you may provide services to Parent as agreed between Parent and Company as part of your duties under this Agreement (with the understanding that the compensation provided to you under this Agreement shall fully compensate you for any such services to Parent). This does not restrict you from performing reasonable volunteer activities; however, you must obtain the prior consent of the Company if you wish to serve on a board of directors or advisory board, or if you perform any paid work or services for other organizations. Schedule B contains a description of all such appointments and positions that you currently occupy, and all paid work and services you currently provide to outside organizations, to which the Company confirms that it provides its permission. The Company retains the right to revoke any consent for such outside services, especially in the event where any such services may create a conflict of interest.

F.
Paid Time Off. You will earn twenty (20) days of paid time off per calendar year on a pro rata basis. You may use paid time off for any purpose, including vacation, sick or personal days. You may also be entitled to other leaves, including without limitation, an additional allotment of paid sick days and statutory holidays in accordance with applicable law and the Company’s applicable policies, as may be in effect from time to time. Accrued but unused paid time off and sick days will expire in accordance with the Company’s policies, as amended from time to time.

G.
Confidentiality Agreement; Clawback Policy. As a condition of your employment under this Agreement, you must enter into and abide by the enclosed At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”). Please note that this agreement also deals with, among other things, confidentiality and the ownership of intellectual property developments, and contains non-solicitation, non-competition, and other restrictive covenants. By entering into the Confidentiality Agreement, you are agreeing that compliance with its provisions is reasonable and a necessary requirement in our highly competitive industry, and may be required by our agreements with our suppliers, customers, and distributors. In the event that you leave the employ of the Company, you consent to notification by the Company to your new employer about your rights and obligations under the Confidentiality Agreement. Additionally, as a condition of your employment under this Agreement, and as a Section 16 Officer of the Company, you must sign and agree to the Company’s enclosed Clawback Policy, in the form as adopted by the Company as of November 20, 2023, and as may be amended from time to time, which is intended to comply with applicable securities laws and listing standards.

H.
Equity. As a regular employee, you will be eligible to participate in the Company’s Amended and Restated 2014 Equity Incentive Plan and/or the 2025 Inducement Equity Incentive Plan and/or any similar plan which may be in effect from time to time (any such plan, the “Plan”). Subject to the terms of the Plan (as such may be amended from time to time) and approval by Xenon’s Board of Directors or the Compensation Committee, on or around your Start Date, or if the Xenon is in a trading blackout, as soon as possible thereafter, you will receive a onetime option to purchase 225,000 common shares of Parent (the “Stock Option Grant”). Your Stock Option Grant shall have a ten (10) year term and vest in installments over a four (4) year term, in accordance with the terms of the Stock Option Grant award agreement, as follows: 25% on the first anniversary of grant date (or, if such Stock Option Grant is made pursuant to the 2025 Inducement Equity incentive Plan, on the first anniversary of your start date), and the remaining 75% will vest monthly over the course of the following three (3) years, in equal amounts, on the last day of each month, in each case subject to your continued employment through the applicable vesting date. The exercise price will be the Market Price as determined pursuant to the Plan on the date that the Stock Option Grant is approved by the Company’s Board of Directors. Additionally, you will receive a one-time grant of 30,000 restricted stock units (RSUs), which upon vesting will be settled in common shares of Parent and will vest as to 25% of such RSUs on each of the first four anniversaries of the date of grant, in each case subject to your continued employment through the applicable vesting date. Subsequent grants, if any, of equity awards in any form will be at the sole discretion of the Company and in accordance with the terms of any equity incentive plan then in effect.

I.
[REMOVED]

J.
Benefits. You will be eligible to participate in the Company’s employee benefits as may be established from time to time for the Company’s employees, subject to the terms of the applicable plans, or as you are otherwise entitled to under federal, state, or local law. You will also be eligible to participate in Xenon USA’s 401(k) Plan, which, subject to compliance with applicable U.S. laws, may include a Company matching contribution of up to the amount of your personal contributions to such retirement savings plan in a given tax year, subject to a cap of 5% of your Base Salary (the “Matching Contribution”). If you have contributed the maximum amount permitted by law in a given tax year and applicable U.S. law does not permit receipt of the full Matching Contribution, then the Company may pay you a bonus in an amount through the Company’s regular payroll so that the aggregate amount you receive for a plan year (including any portion of the Matching Contribution) is economically equivalent to the full Matching Contribution.

K.
Taxes. Any taxes applicable to your employment compensation package with the Company and your secondment to the Parent will be deducted and remitted to the appropriate authorities in accordance with the Company’s standard policies and applicable law. You acknowledge and agree that during your employment with the Company, you will be expected to provide services to the Parent pursuant to a secondment arrangement between the Company and the Parent, and that any such services may result in your owing taxes in Canada. You are advised to consult your own financial advisor.

If you work in a second tax jurisdiction at the Parent or Company’s request, the Company will cover the reasonable costs for you to use the services of the Company’s tax adviser or another tax adviser agreed upon by the Company and you to prepare your home and host country tax returns for any year during which you are required to file tax returns in more than one country as a result of your employment with the Company.

L.
Change of Control. In this Agreement:

a.
“Average Bonus” means an amount that is (i) the sum of the annual bonus awards (expressed as a percentage of the applicable year’s Base Salary) that you earned in each of the three (3) completed calendar years preceding the date your employment with the Company terminates, divided by (ii) three (3), multiplied by (iii) your Base Salary at the time your employment with the Company terminates [for example: (15%+5%+10%)/3 = 10% of Base Salary]. If you have been employed for more than one (1) but fewer than three (3) completed calendar years of service, then your “Average Bonus” will be the average of the annual bonus awards (as expressed as a percentage of the applicable year’s Base Salary) that you have received for the completed calendar year(s) preceding the date your employment with the Company terminates.

b.
“Change of Control” means:

(i)
the acquisition by any person or persons acting jointly or in concert (as determined by the Securities Act) (“Person”), whether directly or indirectly, of voting securities of the Parent that, together with all other voting securities of the Parent held by such Person, constitute in the aggregate more than 50% of all outstanding voting securities of the Parent; provided, however, that for purposes of this subsection, the acquisition of additional securities by any one Person, who owns more than 50% of all outstanding voting securities of the Parent will not be a Change of Control;

(ii)
an amalgamation, arrangement or other form of business combination of the Parent with another corporation that results in the holders of voting securities of that other corporation holding, in the aggregate, more than 50% of all outstanding voting securities of the corporation resulting from the business combination; provided, however, that for purposes of this subsection, the acquisition of additional securities by any one Person, who owns more than 50% of all outstanding voting securities of the Parent will not be a Change of Control; or

(iii)
a change in the ownership of a substantial portion of the Parent’s assets, including the sale, lease, transfer or exchange of a substantial portion of the Parent’s assets, to another Person, other than in the ordinary course of business of the Parent, which occurs on the date that such Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Parent immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Parent’s assets: (A) a transfer to a Related Entity, or (B) a transfer of assets by the Parent to: (1) a stockholder of the Parent (immediately before the asset transfer) in exchange for or with respect to the Parent’s stock, (2) an entity of which the Parent has Control, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the all outstanding voting securities of the Parent, or (4) an entity of which a Person described in this subsection (iii)(B)(3) has Control. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Parent, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets;

provided, however, that a Change in Control will not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide public offering, financing or series of financings by the Parent, of voting securities of the Parent or any rights to acquire voting securities of the Parent which are convertible into voting securities.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (x) its sole purpose is to change the state or jurisdiction of the Parent’s incorporation, or (y) its sole purpose is to create a holding company the voting securities of which will be owned in substantially the same proportions by the persons who held the Parent’s voting securities immediately before such transaction.

c.
“Good Reason” means any of the following:

(i)
any unilateral change or series of changes to your employment responsibilities, reporting relationship, or status within the Company or Parent, such that immediately after such a change or series of changes to your responsibilities, reporting relationship, or status, taken as a whole, and taking into account the size and complexity of the business of the Company or Parent at that time, are substantially less than those assigned to you immediately prior to such change or series of changes; or

(ii)
a material reduction in your Base Salary or other compensation as in effect prior to the Change of Control; or

(iii)
the taking of any action by the Company or Parent, or the failure by the Company or Parent to take any action, that would materially adversely affect your participation in, or materially reduce your aggregate benefits under, the total package of long-term incentive, bonus, compensation, retirement savings plan, life insurance, health, accident disability and other similar plans in which you are participating prior to the action by the Company or Parent or the failure by the Company or Parent to take any action; or

(iv)
the unilateral requirement that you relocate to a new location that is both (a) more than 60 kilometers from your previous work location and (b) more than 60 kilometers from your primary residence; it being understood that you shall not be considered to have been relocated for purposes of this subsection (iv) if you are providing services to the Company consistent with Section R of this Agreement or you otherwise expressly consent to a change to Section R; or

(v)
failure or refusal of the Successor Company to offer you terms and conditions of employment, including the provisions of Section M of this Agreement, that are substantially the same as the provisions of this Agreement;

provided that any change or series of changes in reporting relationships alone will not constitute Good Reason.

d.
“Successor Company” means, in connection with a Change of Control, the surviving or acquiring company or entity.

e.
“Cause” has the meaning set forth in Appendix A.

M.
Termination Without Cause or Resignation for Good Reason in Connection With or Following a Change of Control:

In the event of (i) a termination without cause or (ii) resignation for Good Reason, in either case, occurring within three (3) months prior to a Change of Control and related or connected to that Change of Control or occurring within twelve (12) months after the date of the Change of Control, your employment will end on the date it is terminated without Cause by the Company or Successor Company or the date terminated by you for Good Reason, in which case the Company or Successor Company will provide you with the following, subject to Appendix A and the conditions precedent therein:

a.
payment equal to twelve (12) months’ Base Salary, plus (1) additional month of Base Salary for every year of consecutive service with the Company, including any service with Parent, and Successor Company, up to a combined maximum of eighteen (18) months (the “COC Payment Period”);

b.
payment of 100% of your Target Bonus Amount, less statutory and other applicable deductions as required;

c.
payment of an amount equal to the contributions to your retirement savings plan the Company would have paid on your behalf during the COC Payment Period;

d.
notwithstanding any provision in the Plan to the contrary:

i.
immediate vesting of all unvested stock options and other deferred compensation awards granted to you by the Parent or the Successor Company; and

ii.
with respect to stock options and other deferred compensation granted pursuant to the Equity Incentive Plan and any subsequent deferred compensation plan, continued exercise rights for the longer of the period stipulated in the applicable plan or grant, or six (6) months from the termination of your employment.

e.
payment directly on your behalf or reimbursement to you for the cost of the monthly premiums for you and your eligible dependents to continue your health care benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) up to the earlier of (I) the end of the Payment Period, or (II) the date you commence full-time employment.

In the case of Good Reason, you must within three (3) months after the occurrence of Good Reason, provide the Company or Successor Company with thirty (30) days’ written notice of Good Reason. Where the Good Reason is based in whole or in part on a series of changes, the notice period will commence on the occurrence of the last change in the series. Within thirty (30) days after receipt of written notice of Good Reason, the Company or the Successor Company may correct, reverse, rectify or otherwise resolve the change or series of changes that constitute Good Reason, in which case your employment with the Company or Successor Company will continue.

Subject to Appendix A, the payments described above are inclusive of any termination or severance pay owing to you under applicable law, and will be subject to statutory withholdings and other regular payroll deductions. You further agree that you will not be eligible for any additional severance or separation payments under any other Company policy or practice. You will be entitled to the pay, if any, accrued and owing under this Agreement up to the date of termination of your employment. In the event you trigger termination under the Change of Control/Good Reason terms above or are entitled to the termination provisions above as a result of the termination of your employment without Cause, you will not be eligible for any payment pursuant to the termination sections below.

Termination:

N.
Resignation. If for any reason you should wish to leave the Company, you will provide the Company with three (3) months’ prior written notice of your intention (the “Resignation Period”). You agree that in order to protect the Company’s interests, the Company may, in its sole and unfettered discretion, waive the Resignation Period and end your employment prior to the conclusion of the Resignation Period by delivering to you a written notice, which shall cease any further pay or compensation obligations of the Company (except for pay, if any, accrued and owing under this Agreement up to the date of termination of your employment). Nothing in this provision is intended to alter the at-will nature of your employment with the Company.

O.
Termination for Cause. The Company may terminate your employment at any time for Cause. You will not be entitled to receive any further pay or compensation (except for pay, if any, accrued and owing under this Agreement up to the date of termination of your employment), severance pay, notice, payment in lieu of notice, benefits or damages of any kind, and for clarity, without limiting the foregoing, you will not be entitled to any bonus or pro rata bonus payment that has not already been paid by the Company.

P.
Termination Without Cause.

(This Section P does not apply to a termination without cause that occurs within three (3) months prior to a Change of Control and in relation or connection to that Change of Control or within twelve (12) months of a Change of Control – such terminations are covered by Section M).

The Company may terminate your employment without Cause at any time upon providing you a severance payment in the amount equal to twelve (12) months plus one (1) additional month for every one (1) year of consecutive service with the Company or Parent, up to a maximum of eighteen (18) months (the “Payment Period”), and subject to Appendix A and the conditions precedent therein.

In addition to the severance payment above, in the event of a termination without Cause, the Company will provide you with the following, and, as above, subject to Appendix A and the conditions precedent therein:

(i)
the Company will pay on your behalf or otherwise reimburse you for the cost of the monthly premiums for you and your eligible dependents to continue your health care benefits pursuant under COBRA, as amended up to the earlier of (I) the end of the Payment Period, or (II) the date you commence full-time employment;

(ii)
the Company will pay you an Average Bonus pro-rated for the period of the partial bonus year you actually worked immediately prior to the termination of your employment, less statutory and other applicable deductions as required. For example, if your last day of work is March 31, you will receive three (3) months of your Average Bonus. If a bonus has not yet been determined for the preceding completed calendar year, the Compensation Committee will first make that determination in the ordinary course using relevant criteria in a manner consistent with prior practice and make its recommendation to the Board so that the Average Bonus can then be determined and paid in accordance with this provision. For clarity, it is expressly agreed that you will not be entitled to any bonus whatsoever for any period of time after your last actual day at work, including during the Payment Period;

(iii)
the Company will pay an amount equal to the contributions to your retirement savings plan it would have paid on your behalf for the Payment Period;

(iv)
notwithstanding any provision in the Plan to the contrary, all options and any other deferred compensation granted to you will continue to vest for a period of three (3) months after the date your employment terminates and all vested stock options and other deferred compensation will be exercisable until the earlier of the original expiry day of the stock options and deferred compensation and the date that is six (6) months after the date your employment terminates.

Any payments, severance, or other benefits hereunder will be subject to applicable withholdings and deductions. You will not be entitled to receive any further pay or compensation except (i) as expressly set out in this Agreement, and (ii) the pay, if any, accrued and owing under this Agreement up to the date of termination of your employment.

On termination of your employment, regardless of the reason for such termination, you shall immediately (and with contemporaneous effect) be deemed to have resigned any directorships, offices or other positions that you may hold, if any, in the Company, Parent or any affiliate, with no further action required on the part of the Company, Parent or such affiliate, in each case unless otherwise agreed in writing by the Company and Parent.

Q.
Work Permit. You will be required to work in the Parent’s Canadian office while fulfilling your on-site presence expectations, as further described in an Employee Secondment Agreement Letter. As such, your employment with the Company is contingent upon your signing and complying with the Employee Secondment Agreement Letter and maintaining your authorization to work in Canada. If you fail to maintain such status at any point after commencing your employment with the Company, that will be considered a frustration of your employment agreement and the Company will then be able to terminate your employment agreement with no severance payment to you. The Company will support your application for any such authorization.

R.
On-Site Expectations. Your principal employment location will be Massachusetts, USA and you will be expected to be on-site at the Parent’s US office (Boston, MA, USA area) on a regular basis. Unless prohibited by travel restrictions outside of your control, you will be expected to be on-site at Parent’s place of business in the Vancouver, BC, Canada area on an as-needed basis to perform the requirements of your role as mutually agreed with the CEO. Business travel on behalf of Parent will be considered as time spent on-site at Parent. The requirements for your on-site presence will be reviewed with the Parent on an ongoing basis. In order to support your on-site presence, the Company will pay for your flights to and from Vancouver, BC and your accommodation during your travel to Vancouver, BC.

S.
FDA Debarment. As a condition of your employment with the Company, you must certify and reaffirm that you are not under investigation by the FDA for debarment action, have not been debarred under the Generic Drug Enforcement Act of 1992 (21 U.S.C. 301 et seq.), and are not otherwise being investigated, restricted or disqualified from performing services relating to clinical trials by the FDA or any other regulatory authority or professional body in any other jurisdiction. If, during the course of your employment with the Company, you become subject to such investigation or otherwise are restricted or disqualified, you will promptly inform Parent’s Legal Department of such event.

T.
Miscellaneous

No Implied Entitlement. Other than as expressly provided herein, you will not be entitled to receive any further pay or compensation, severance pay, notice, payment in lieu of notice, incentives, bonuses, benefits or damages of any kind.

Continued Effect. Notwithstanding any changes in the terms and conditions of your employment which may occur in the future, including any changes in position, duties or compensation, the termination provisions in this Agreement will continue to be in effect for the duration of your employment with the Company unless otherwise amended in writing and signed by the Company.

Authorization to Deduct Debts. If, on the date you leave employment, you owe the Company any money, you hereby authorize the Company to deduct any such debt from your final pay or any other payment due to you to the extent permitted by applicable law. Any remaining debt will be immediately payable to the Company and you agree to satisfy such debt within fourteen (14) days after any demand for repayment, to the extent permitted by applicable law.

Dispute Resolution. IN CONSIDERATION OF YOUR EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND YOUR RECEIPT OF THE COMPENSATION AND OTHER BENEFITS PAID TO YOU BY THE COMPANY, AT PRESENT AND IN THE FUTURE, YOU AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM YOUR EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF YOUR EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS

AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION, AS SET FORTH IN THE CONFIDENTIALITY AGREEMENT.

Legal Counsel. You have been advised by the Company to retain independent legal advice with respect to this Employment Agreement.

Currency. Except as otherwise specifically indicated, all monetary amounts referenced herein are in U.S. dollars.

Severability. If any part, article, section, clause, paragraph or subparagraph of this Agreement is held to be indefinite, invalid, illegal or otherwise voidable or unenforceable for any reason, the entire Agreement will not fail on the account thereof and the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby.

Entire Understanding. We also confirm that this Agreement (including the appendixes and schedules hereto) and the Confidentiality Agreement, Employee Secondment Agreement Letter and the Equity Incentive Plan and related documentation set forth our entire understanding of the terms of your employment with the Company, and cancels and supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements with the Parent, the Company, or any related entity, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. Any modifications to these employment terms must be made in writing and signed by both you and the Company.

Governing Law. This Agreement and all matters arising hereunder will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

Protected Activity Not Prohibited. You understand that nothing in this Agreement shall in any way limit or prohibit you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company or Parent. Notwithstanding the foregoing, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. You further understand that Protected Activity does not include the disclosure of any Company or Parent attorney-client privileged communications. In addition, you hereby acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Appendix B.

If you have any questions or concerns regarding the above, please do not hesitate to contact the undersigned.

To accept this Agreement on the terms set out herein, please sign where indicated below, and return a signed copy of this Agreement along with a signed copy of the Secondment Agreement to Shelley McCloskey, Executive Vice President, Human Resources no later than October 13, 2025, or as otherwise agreed to with the Company. Your employment will only become effective as of the Start Date, regardless of the date of the signature of this Agreement and the Secondment Agreement. A signed copy of the Confidentiality Agreement shall be delivered upon and effective as of the Start Date.

Yours sincerely,

XENON PHARMACEUTICALS USA INC.

/s/ Ian Mortimer

Ian Mortimer

President and Chief Executive Officer, Xenon Pharmaceuticals Inc.

Attachment(s):

1.
At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement
2.
Xenon’s Amended and Restated 2014 Equity Incentive Plan and 2025 Inducement Equity Incentive Plan
3.
Employee Secondment Agreement Letter
4.
U.S. Benefits Summary
5.
Clawback Policy (Section 16 Officers)
6.
Indemnification Agreement

I hereby confirm that I have read, understand and voluntarily accept the terms of this Agreement:

/s/ Thomas P. Kelly	10/4/2025
Thomas Kelly	MM/DD/YYYY

APPENDIX A

ADDITIONAL TERMS TO EMPLOYMENT AGREEMENT

Unless otherwise defined below, capitalized terms used herein will have the meanings set forth in the Agreement.

A.
Conditions to Payment of Annual Bonus. Your annual bonus must be paid no later than March 15th of the year following the year for which you earn such bonus.

B.
Conditions to Receipt of Severance.

a.
Release of Claims. The receipt of any vesting acceleration, severance payments and benefits pursuant to Sections M or P of the Agreement will be subject to you signing and not revoking a separation agreement and release of claims related to your service with the Company (which may include an agreement not to disparage the Company, affirmation of your obligations under the Confidentiality Agreement (as defined above), and other standard terms and conditions) in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days (or such longer time as may be required by applicable law) following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. In the event that the Release Deadline spans two (2) calendar years, then any severance payments or benefits payable under Sections M or P that otherwise constitute Deferred Payments (as defined below) will be paid no earlier than the first day of the second calendar year, subject to any delay as may be required to ensure compliance with the provisions of Section 409A.

b.
Section 409A

(i)
Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until you have a “separation from service” (within the meaning of Section 409A) from the relevant position or positions. Similarly, no severance payable to you, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A solely pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until you have a “separation from service” (within the meaning of Section 409A).
(ii)
Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your termination of employment (other than due to death), then the Deferred Payments that are payable within the first six (6) months following your separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A‑2(b)(2) of the U.S. Treasury Regulations.
(iii)
Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the U.S. Treasury Regulations will not constitute Deferred Payments for purposes of this Agreement.
(iv)
Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the U.S. Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of this Agreement.
(v)
With respect to any expense reimbursements which are not otherwise excludible from your gross taxable income, to the extent required to comply with the provisions of Section 409A, no reimbursement of expenses incurred by you during any taxable year shall be made after the last day of the following taxable year, the right to reimbursement of any such expenses shall not be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement during any taxable year may not affect the expenses eligible for reimbursement in any other taxable year.
(vi)
The provisions of this Agreement and the payments and benefits hereunder are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance or other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you.

(vii)
Definitions:

(A)
“Deferred Payment” means any severance pay or benefits to be paid or provided to you (or your estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits to be paid or provided to you (or your estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.
(B)
“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986 (the “Code”) and the final regulations and any guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.
(C)
“Section 409A Limit” means two (2) times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding the taxable year of your separation from service as determined under U.S. Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any U.S. Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your separation from service occurred.

C.
“Cause” shall mean: (i) your continued failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or disability), which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) your failure or refusal to comply with the policies, standards and regulations established by the Company or the

Parent from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by you that benefits you at the expense of the Company or the Parent; (iv) your violation of a U.S. or Canadian federal, provincial or state law or regulation applicable to the Company’s or the Parent’s business; (v) your commission of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state or Canada or any province; (vi) your material breach of the terms of this Agreement or the Confidentiality Agreement; or (vii) the Company’s or the Parent’s severe financial distress, whereby the Company or the Parent is in the process of winding down its business and your employment is terminated in connection with such winding down.

Schedule A

Duties and Responsibilities

Your duties and responsibilities in this position will include those listed below:

•
In collaboration with other members of the Senior Executive Team, lead and support the development and updating of the Company’s 5-year strategic plan and Annual Operating Plan, including product portfolio, financial strategies and plans, human resource strategies and plans, and Company operations
•
Perform a key role in developing proposals and presentations to and interactions with the Board of Directors; act as a primary management representative to the Audit Committee and support the Nominating and Governance Committee and Compensation Committee
•
Oversee all accounting, finance and related functions within the Company; including budget planning and reporting to the Senior Executive Team and department heads on results; build and maintain multi-year cash runway and other financial models and forecasts, including revenue as applicable
•
Act as a Company key risk manager; ensure necessary compliance on all tax, reporting, regulatory and financial obligations in Canada and the US
•
Oversee the treasury function
•
Lead all capital markets strategies and activities including equity and debt financings and other financial arrangements as required; act as a primary point of contact with investment community including sell-side analysts, institutional investors and bankers
•
Oversee corporate positioning, investor and public relations, and other internal and external communications
•
Collaborate with Business Development and other senior colleagues to evaluate, transact and manage partnering and in-licensing and out-licensing opportunities
•
Develop and propose short- and long-term objectives for reporting departments in accordance with overall Company strategies
•
Oversee reporting department budget proposals and approved budgets in accordance with the Company’s strategic and operating plans and Finance policies
•
Plan, recruit, lead, direct, develop, coach and evaluate direct reports in accordance with the Company’s Human Resource policies and practices; as this position will have employees in Canada and the US, will require compliance with both Canada and US immigration and tax laws
•
Travel for meetings, conferences, and other applicable business
•
Act in accordance with Company policies, including, for example, the Code of Business Conduct and Ethics and ensure policies are understood and followed by employees in reporting and other departments
•
Other duties as required from time to time

SCHEDULE B

Disclosure of Volunteer, Board and Other External Commitments

Position	Organization	Length of Appointment/ Engagement

APPENDIX B

Section 7 of The Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”